EXHIBIT 99.1

BBSI Reports Third Quarter 2025 Financial Results

- Revenues up 8% to $318.9 Million and Gross Billings up 9% to $2.32 Billion -

VANCOUVER, Washington, November 5, 2025 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the third quarter ended September 30, 2025.

Third Quarter 2025 Financial Summary vs. Year-Ago Quarter

•
Revenues up 8% to $318.9 million.
•
Gross billings up 9% to $2.32 billion.
•
Average worksite employees (“WSEs”) up 6%.
•
Net income increased to $20.6 million, or $0.79 per diluted share, compared to net income of $19.6 million, or $0.74 per diluted share.

“BBSI delivered another strong quarter of controllable growth driven by new client additions,” said Gary Kramer, President and CEO of BBSI. “We continue to execute well against our strategy, leveraging our growth to drive sustained earnings expansion. Despite a more cautious economic environment, our continued ability to win new business and expand market share speaks to the strength of our differentiated model and the value we deliver to small and mid-sized businesses across the country. We remain focused on disciplined execution and investment in our people, technology, and service delivery to support long-term, sustainable growth.”

Third Quarter 2025 Financial Results

Revenues in the third quarter of 2025 increased 8% to $318.9 million compared to $294.3 million in the third quarter of 2024.

Total gross billings in the third quarter of 2025 increased 9% to $2.32 billion compared to $2.14 billion in the same year-ago quarter (see “Key Performance Metrics” below). The increase was driven by growth in professional employer (“PEO”) services, primarily resulting from increased WSEs from net new clients, as well as higher average billings per WSE per day.

Workers’ compensation expense as a percent of gross billings was 2.2% in the third quarter of 2025 and benefited from lower workers’ compensation costs, including favorable prior year liability and premium adjustments of $3.9 million. This compares to 2.3% in the third quarter of 2024, which included favorable prior year liability and premium adjustments of $4.3 million.

Net income for the third quarter of 2025 increased to $20.6 million, or $0.79 per diluted share, compared to net income of $19.6 million, or $0.74 per diluted share, in the year-ago quarter.

Liquidity

As of September 30, 2025, unrestricted cash and investments were $109.8 million compared to $90.4 million as of June 30, 2025. BBSI remained debt free at quarter end.

Capital Allocation

On August 4, 2025, BBSI’s board of directors authorized the repurchase of up to $100 million of the Company’s common stock over a two-year period beginning August 4th (the “Repurchase Program”). The Repurchase Program replaces the repurchase program approved in July 2023.

Under the Repurchase Program, BBSI repurchased $7.5 million of stock in the third quarter, comprising 159,570 shares at an average price of $47.19. At September 30, 2025, approximately $92.5 million remained available under the Repurchase Program.

The Company paid $2.1 million of dividends in the quarter, and BBSI’s board of directors confirmed its next regular quarterly cash dividend at $0.08 per share. The cash dividend will be paid on December 5, 2025, to all stockholders of record as of November 21, 2025.

Through a combination of stock repurchases and dividends, year-to-date capital returned to shareholders totaled approximately $31 million.

Outlook

BBSI expects the following for 2025:

•
Gross billings growth of 8.5% to 9.5%.
•
Growth in the average number of WSEs of 6% to 8%.
•
Gross margin as a percent of gross billings of 2.9% to 3.0%.
•
Effective annual tax rate to remain at 26% to 27%.

Conference Call

BBSI will conduct a conference call on Wednesday, November 5, 2025, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the third quarter ended September 30, 2025.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, November 5, 2025
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-800-717-1738
International dial-in number: 1-646-307-1865
Conference ID: 10829

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at ir.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through December 5, 2025.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 1110829

Key Performance Metrics

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as important performance metrics in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three and nine months ended September 30, 2025 and 2024.

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Gross billings	$2,321,852	$2,138,510	$6,644,993	$6,075,094
PEO and staffing wages	$2,017,499	$1,860,466	$5,766,932	$5,281,092

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
PEO and staffing wages	86.9%	87.0%	86.8%	86.9%
Payroll taxes and benefits	7.6%	7.2%	8.1%	7.7%
Workers' compensation	2.2%	2.3%	2.2%	2.4%
Gross margin	3.3%	3.5%	2.9%	3.0%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended September 30,
	2025	Year-over-year % Growth	2024	Year-over-year % Growth
Average WSEs	141,492	6.1%	133,398	4.8%
Ending WSEs	140,409	5.8%	132,698	3.3%

	(Unaudited)
	Nine Months Ended September 30,
	2025	Year-over-year % Growth	2024	Year-over-year % Growth
Average WSEs	137,640	7.2%	128,394	3.9%
Ending WSEs	140,409	5.8%	132,698	3.3%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The company works with more than 8,100 PEO clients in all 50 states. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events and financial outlook are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include: economic conditions in the Company’s service areas and the potential effects of changing governmental policies, including those related to immigration and tariffs; natural disasters; the effects of inflation on our operating expenses and those of our clients; the availability of certain fully insured medical and other health and welfare benefits to qualifying worksite employees; the effect of changes in the Company’s mix of services on gross margin; the Company’s ability to attract and retain clients and to achieve revenue growth; the availability of financing or other sources of capital; the Company’s relationship with its primary bank lender; the potential for material deviations from expected future workers’ compensation claims experience; changes in the workers’ compensation regulatory environment in the Company’s primary markets; PEO client benefits costs, particularly with regard to health insurance benefits; litigation costs; security breaches or failures in the Company’s information technology systems; the collectability of accounts receivable; changes in executive management; changes in effective payroll tax rates and federal and state income tax rates; the carrying value of deferred income tax assets and goodwill; the outcome of tax audits; the effect of changing interest rates and conditions in the global capital markets on the Company’s investment portfolio; and the potential for and effect of acquisitions, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2024 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$47,676	$55,367
Investments	62,076	66,492
Trade accounts receivable, net	300,616	234,533
Income taxes receivable	326	2,662
Prepaid expenses and other	25,806	18,698
Restricted cash and investments	80,403	97,690
Total current assets	516,903	475,442
Property, equipment and software, net	63,915	56,781
Operating lease right-of-use assets	23,973	20,329
Restricted cash and investments	117,321	134,454
Goodwill	47,820	47,820
Other assets	6,097	6,205
Deferred income taxes	1,896	4,477
Total assets	$777,925	$745,508
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,842	$6,787
Accrued payroll and related benefits	278,405	215,648
Payroll taxes payable	43,164	49,685
Current operating lease liabilities	6,945	6,231
Current premium payable	20,208	31,134
Other accrued liabilities	17,873	10,330
Workers' compensation claims liabilities	34,239	39,081
Total current liabilities	406,676	358,896
Long-term workers' compensation claims liabilities	74,945	89,365
Long-term premium payable	25,212	49,840
Long-term operating lease liabilities	18,225	15,215
Customer deposits and other long-term liabilities	12,722	10,788
Stockholders' equity	240,145	221,404
Total liabilities and stockholders' equity	$777,925	$745,508

Barrett Business Services, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2025	2024	2025	2024
Revenues:
Professional employer services	$299,685	$272,793	$864,781	$778,869
Staffing services	19,264	21,485	54,391	60,842
Total revenues	318,949	294,278	919,172	839,711
Cost of revenues:
Direct payroll costs	14,604	16,208	41,075	45,618
Payroll taxes and benefits	176,270	154,109	536,553	464,814
Workers' compensation	51,310	49,549	148,896	147,403
Total cost of revenues	242,184	219,866	726,524	657,835
Gross margin	76,765	74,412	192,648	181,876
Selling, general and administrative expenses	49,886	49,060	142,912	137,051
Depreciation and amortization	2,097	1,899	6,093	5,663
Income from operations	24,782	23,453	43,643	39,162
Other income (expense):
Investment income, net	1,983	2,265	6,903	8,608
Interest expense	(45)	(45)	(133)	(133)
Other, net	32	31	131	124
Other income, net	1,970	2,251	6,901	8,599
Income before income taxes	26,752	25,704	50,544	47,761
Provision for income taxes	6,133	6,076	12,492	11,568
Net income	$20,619	$19,628	$38,052	$36,193
Basic income per common share	$0.80	$0.75	$1.48	$1.38
Weighted average number of basic common shares outstanding	25,688	26,052	25,696	26,133
Diluted income per common share	$0.79	$0.74	$1.45	$1.35
Weighted average number of diluted common shares outstanding	26,171	26,620	26,263	26,736

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gateway-grp.com